Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Stanley Wong	Mr. Crocker Coulson
CEO	President
China Biologic Products, Inc.	CCG Elite Investor Relations
Tel: +86-538- 6202306	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgelite.com

For Immediate Release

China Biologic Products Announces the Change of CEO and CFO

Taian City, Shandong Province, PRC – May 13, 2008 – China Biologic Products, Inc. (CBPO.OB) ("CBP," or "the Company"), one of the leading plasma-based pharmaceutical companies in the People's Republic of China ("PRC"), today announced the appointment of a new CEO and CFO.

On May 9, 2008, Mr. Stanley Wong resigned as President and Chief Executive Officer of the Company, effective as of June 1, 2008. Mr. Wong's resignation was due to personal reasons and was not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices. He will continue to serve as a consultant to the Company until the end of 2008 in order to ensure a smooth transition for the management. At the same time, Mr. Chao Ming Zhao resigned from his position as Chief Financial Officer in order to take over Mr. Wong's role as President and Chief Executive Officer, and Mr. Y. Tristan Kuo, the Company's Vice President-Finance, has been appointed to as the Company's new Chief Financial Officer, effective June 1, 2008.

Mr. Zhao has been CBP's Director since August 2006 and Chief Financial Officer since November 2006, and has been the Chief Financial Officer of CBP's operating subsidiary, Shandong Taibang since September 2003. From February 2002 to June 2003, he served as the Financial Manager at the EF English First (Fuzhou) School, where he was responsible for managing the school's accounting and its internal control, and he served as a manager and internal auditor at the Fujian (CFC) Group from July 1996 to January 2002. Mr. Zhao is a certified accountant in the PRC and is an international registered internal auditor. Mr. Zhao obtained his Bachelors degree in Investment Economy Management from Fuzhou University in 1996 and received his MBA from the Chinese University of Hong Kong in 2006.

Mr. Kuo has more than 27 years of accounting, finance and information systems work experience in manufacturing, commodity trading and banking industries where he has served in the capacity of CFO, CIO and Controller. Of these years, Mr. Kuo worked for 25 years in the U.S. and for 2 years in Asia. Before joining CBP in September 2007, served from February through August 2007 as the IT Director for the Noble Group in Hong Kong, and prior to that, Mr. Kuo served from 2002 through 2007 as the CFO for Cuisine Solution, Inc., a public traded food manufacturing company. Mr. Kuo has also served as Vice President of Information Systems for Zinc Corporation of America and as Controller and Chief Information Officer of Wise Metals Group, the largest independent aluminum sheet producer in the U.S. Mr. Kuo obtained his Masters degree in Accounting from the Ohio State University and Bachelors degree in Economics from Soochow University in Taipei.

"We highly value Mr. Wong's contribution to our company in the past and his assistance in effecting a smooth transaction," said Mr. Zhao. "We are also pleased that Mr. Kuo has agreed to serve as the Company's CFO. We expect that his in-depth finance experience and his background in the U.S. capital market will inform our operations and business strategies and make him a valuable member of our team."

On May 9, 2008, the Company's board of directors also adopted an Equity Incentive Plan which is authorized to issue up to a total of 5,000,000 shares of the Company's common stock.

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd., China Biologic Products, Inc. (the "Company"), is principally engaged in the research, development, production and manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company's human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention diseases.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the effect of the new management on the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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